Law Office

of

Randall V. Brumbaugh

February 26, 2008

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20002

Re: Ricky’s Board Shop, Inc.

Dear Sir or Madam:

I have acted as special counsel for Ricky’s Board Shop, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement"), dated on or about February 26, 2008, with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 405,000 shares of the Company's common stock (the "Common Stock") to be sold by certain selling shareholders listed in the Registration Statement, and the related Prospectus to be filed with the Commission.  The details of the offering are described in the Registration Statement on Form SB-2.

I have examined instruments, documents and records, which I deemed relevant and necessary for the basis of my opinion hereinafter expressed.  I have done so in light of Nevada Revised Statutes Chapters 78 and 90, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.  In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.  The instruments, documents and records I have examined include, among other items, the following:

1.	The Registration Statement dated February 26, 2008;
2.	The Articles of Incorporation of Ricky’s Board Shop, Inc.;
3.	Corporate Charter of Ricky’s Board Shop, Inc.;
4.	Initial List of Officers and Directors of Ricky’s Board Shop, Inc.;
5.	Bylaws of Ricky’s Board Shop, Inc.;

To my knowledge, the Company is not a party to any legal proceedings, there are no known judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as may be set forth in the registration statement.  I am not aware of any disputes involving the Company and the Company has no known claim, actions or inquiries from any federal, state or other government agency, other than as may be set forth in the registration statement.  I am not aware of any claims against the Company or any reputed claims against it at this time, other than as may be set forth in the registration statement.

417 W. Foothill Blvd, PMB B-175, Glendora, CA 91741

(626) 335-7750     Fax  (909) 971-0456

United States Securities and Exchange Commission

February 26, 2008

The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonable incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer.  This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

Based on my examination of the documents provided to this office, information received from the Company, analysis of the applicable laws and judicial interpretations of the State of Nevada, I am of the opinion that 405,000 shares of common stock to be sold by the Selling Shareholders are duly authorized shares and are validly issued, fully paid, non-assessable and free of any preemptive rights.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented.  In giving such consent, I specifically do not allege to being an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ R. V. Brumbaugh

Randall V. Brumbaugh

417 W. Foothill Blvd, PMB B-175, Glendora, CA 91741

(626) 335-7750     Fax  (909) 971-0456